SHIRE CONFIDENTIAL

Exhibit 10.2

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

AND

SHIRE AG

EXCLUSIVE PATENT LICENSE AGREEMENT

(M.I.T. Case No. [**])

TABLE OF CONTENTS

TABLE OF CONTENTS	i

RECITALS	1

1. DEFINITIONS.	1

2. GRANT OF RIGHTS.	8

3. COMPANY DILIGENCE OBLIGATIONS.	12

4. ROYALTIES AND PAYMENT TERMS.	14

5. REPORTS AND RECORDS.	18

6. PATENT PROSECUTION.	20

7. INFRINGEMENT.	21

8. INDEMNIFICATION AND INSURANCE.	22

9. REPRESENTATIONS AND WARRANTIES.	23

10. ASSIGNMENT.	24

11. GENERAL COMPLIANCE WITH LAWS	24

12. TERMINATION.	26

13. DISPUTE RESOLUTION.	28

14. CONFIDENTIAL INFORMATION.	29

15. MISCELLANEOUS.	30

APPENDIX A	33

APPENDIX B	34

i

Ver. 10-24-2012

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

EXCLUSIVE PATENT LICENSE AGREEMENT

This Agreement, effective as of the date set forth above the signatures of the parties below (the “EFFECTIVE DATE”), is between the Massachusetts Institute of Technology (“MIT”), a Massachusetts corporation, with a principal office at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and Shire AG (“COMPANY”), a company organized under the laws of Switzerland having a place of business at Route de Crassier 15, Business Park Terre Bonne, Chemin de Terre Bonne, Eysins 1262, Vaud, Switzerland.

R E C I T A L S

WHEREAS, M.I.T. is the owner of certain PATENT RIGHTS (as later defined herein) relating to M.I.T. Case No. [**], and has the right to grant licenses under said PATENT RIGHTS;

WHEREAS, M.I.T. desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;

WHEREAS, COMPANY has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that COMPANY shall commit itself to a diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

WHEREAS, COMPANY desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, M.I.T. and COMPANY hereby agree as follows:

1. DEFINITIONS.

1.1 “ACCEPTANCE OF IND” shall mean the day following the last day on which the applicable regulatory authority may object to an IND submission, and thereby allowing COMPANY (or an AFFILIATE or SUBLICENSEE) to initiate clinical trials on a LICENSED PRODUCT. For example, in the United States, in the event that the FDA does not make any objection within thirty (30) calendar days from the IND submission, then the Acceptance of IND would occur 31 calendar days from the date of the IND submission. For the avoidance of doubt, if the FDA objects to an IND submission within such 30 day period, then the Acceptance of IND shall occur only after such objection is overcome.

1.2 “AFFILIATE” shall mean any legal entity (including, but not limited to, a corporation, company, partnership, trust, association, limited liability company or other business entity) that directly or indirectly controls, is controlled by or is under common control by COMPANY. For the purposes of this definition, the term “control” means (a) direct or indirect ownership of more than fifty percent (50%) of (i) the voting securities of a corporation or other business organization with voting interests (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or (ii) other ownership interests of an entity without voting securities; (b) direct or indirect ownership of more than fifty percent (50%) of the interest in the income of the entity in question; for each of clauses (a) and

(b) provided that such ownership confers the power to direct the management and policies of the entity in question; or (c) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.3 “AGRICULTURE FIELD” shall mean delivery applications in agriculture, horticulture, forestry, aquaculture and/or residential markets (e.g. home, lawn and/or garden) relating to plants, fish, arthropods and/or pests and pathogens thereof.

1.4 “CODING RNA COMPONENT” shall mean any ribonucleic acid (RNA) sequences, including messenger RNA (mRNA), that encode a protein or peptide suitable for human therapeutic use, which sequences may include operably linked non-coding sequences that facilitate translation of the coding portion of such RNA sequence, including but not limited to promoter sequences and other regulatory element sequences, provided that such non-coding sequences shall specifically exclude siRNA, miRNA, ssRNA and nucleic acids that function through an RNA interference mechanism, and saRNA and nucleic acids that function through a transcriptional activation mechanism.

1.5 “CONFIDENTIAL INFORMATION” shall mean any confidential or proprietary information furnished by COMPANY (the “Disclosing Party”) to M.I.T. (the “Receiving Party”) in connection with this Agreement, provided that such information is specifically designated as confidential. Such CONFIDENTIAL INFORMATION shall include, without limitation, copies of sublicense agreements furnished to M.I.T. under Section 2.3 and reports furnished to M.I.T. under Section 5.2.

1.6 “DEVELOPMENT CANDIDATE” shall mean a pre-clinical LICENSED PRODUCT which possesses desirable properties of a therapeutic agent for the treatment of a clinical condition based on in vitro and animal proof-of-concept studies.

1.7 “EXCLUSIVE PERIOD” shall mean the period of time set forth in Section 2.2.

1.8 “FDA” shall mean the United States Food and Drug Administration, and any successor or replacement agency.

1.9 “FIELD” shall mean delivery of a CODING RNA COMPONENT for the treatment of disease in humans, and shall specifically exclude, without limitation, the AGRICULTURE FIELD.

1.10 “FIRST COMMERCIAL SALE” shall mean the first sale of a LICENSED PRODUCT by COMPANY, its AFFILIATES or SUBLICENSEES to a third party (i.e., a party that is not an AFFILIATE or a SUBLICENSEE) in any country following regulatory approval of such LICENSED PRODUCT in that country, or if no such regulatory approval or similar marketing approval is required, the date upon which such LICENSED PRODUCT is first commercially launched in any country. For the avoidance of doubt, the following shall not be considered a first commercial sale hereunder: a transfer by COMPANY, or an AFFILIATE or SUBLICENSEE of reasonable amounts of LICENSED PRODUCTS to a third party for purposes of clinical trials, or under compassionate use, patient assistance, named patient or other similar programs or studies where the LICENSED PRODUCT is supplied and/or delivered without charge or any other consideration.

1.11 “FULLY FUNDED PROJECT” shall mean a development project for a specific LICENSED PRODUCT or LICENSED PROCESS at an annual level of funding no less than [**] dollars ($[**]) for the [**] of the project, [**] dollars ($[**]) for the [**] of the project and [**] dollars ($[**]) per year thereafter, ending upon FIRST COMMERCIAL SALE of a LICENSED PRODUCT.

1.12 “IMMUNOMODULATORY NUCLEIC ACID” shall mean a nucleic acid molecule that (i) modulates (e.g. stimulates or blocks) immune system functions, and (ii) the nucleotide sequence of which does not specifically target and modulate gene expression. IMMUNOMODULATORY NUCLEIC ACID shall specifically exclude siRNA, miRNA, ssRNA and nucleic acids that function through an RNA interference mechanism, and saRNA and nucleic acids that function through a transcriptional activation mechanism. For the purposes of this Agreement an IMMUNOMODULATORY NUCLEIC ACID shall not include a CODING RNA COMPONENT that encodes an immunomodulatory protein or peptide.

1.13 “IND” shall mean an application submitted to the FDA or any comparable regulatory authority of a country, group of countries or territory for approval to commence human clinical trials, including an Investigational New Drug application or any successor application or procedure filed with the FDA, or any foreign equivalent thereof.

1.14 “LICENSED PRODUCT” shall mean any product that contains both (i) a CODING RNA COMPONENT and (ii) a LIPID PRODUCT. LICENSED PRODUCT shall specifically exclude, without limitation, (a) any products containing or incorporating (1) a LIPID PRODUCT and (2) a component other than a CODING RNA COMPONENT, including those containing or incorporating, without limitation, proteins or peptides, antibodies, SMALL MOLECULES, siRNA, ssRNA, miRNA and saRNA nucleic acids, and IMMUNOMODULATORY NUCLEIC ACIDS, and (b) any cell based product, including without limitation cells modified ex vivo using (1) LIPID PRODUCTS and (2) a CODING RNA COMPONENT, e.g., mRNA, which cells are intended for clinical, therapeutic and/or diagnostic purposes (e.g., cell based therapy).

1.15 “LICENSED PROCESS” shall mean any process that, in whole or in part:

(i) absent the license granted hereunder, would infringe one or more VALID CLAIMS of the PATENT RIGHTS; or

(ii) which uses a LIPID PRODUCT as defined in Section 1.16(i).

1.16 “LIPID PRODUCT” shall mean any product that, in whole or in part:

(i) absent the license granted hereunder, would infringe one or more VALID CLAIMS of the PATENT RIGHTS; or

(ii) is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS, in each instance as defined in Section 1.15(i).

1.17 “miRNA” (“microRNA”) shall mean a class of endogenous, non-coding, sequence specific ribonucleic acid (RNA) molecule between 21 to 25 nucleotides in length that modulates gene expression. miRNA shall specifically exclude messenger RNA and any other RNA that encodes a polypeptide, and IMMUNOMODULATORY NUCLEIC ACIDS.

1.18 “NET SALES” shall mean the gross amount billed by COMPANY and its AFFILIATES and SUBLICENSEES for LICENSED PRODUCTS, less the following:

(i) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii) amounts repaid or credited by reason of rejection or return;

(iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes (value-added or sales taxes), tariffs, duties, or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT which is paid by or on behalf of COMPANY;

(iv) outbound transportation costs prepaid or allowed and costs of insurance in transit; and

(v) amounts written off by reason of uncollectible bad debt, but not to exceed [**] percent ([**]%) of the gross amount billed by COMPANY and its AFFILIATES and SUBLICENSEES for LICENSED PRODUCTS in a given REPORTING PERIOD;

(vi) discounts or rebates or other payments required by law to be made under Medicaid, Medicare or other governmental special medical assistance programs, to the extent actually allowed and taken; and

(vii) any item substantially similar in character or substance to any of the foregoing permitted by US GAAP prevailing at the time and customary in the pharmaceutical industry at the time.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by COMPANY and on its payroll, or for cost of collections. NET SALES shall occur on the date of billing for a LICENSED PRODUCT. On a country-by-country basis, if a LICENSED PRODUCT is distributed at a discounted price that is substantially lower than the customary price charged by COMPANY in such country (taking into account the competitive landscape for such LICENSED PRODUCT in such country), or distributed for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of the LICENSED PRODUCT charged to an independent third party in such country during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT. NET SALES shall not include sales or transfers of reasonable amounts of LICENSED PRODUCTS without consideration for use in clinical trials or compassionate, named patient, indigent patient or similar uses.

The transfer or sale of LICENSED PRODUCTS between COMPANY and an AFFILIATE and/or SUBLICENSEE, e.g., in a manufacturing or supply arrangement, shall not be included in NET SALES unless such transfer or sale is a final purchase by COMPANY, AFFILIATE or SUBLICENSEE, without the intent to further sell, transfer or distribute to a third party and provided that COMPANY shall pay M.I.T. running royalties on NET SALES of the transfer or sale of such LICENSED PRODUCT to the end user.

Non-monetary consideration shall not be accepted by COMPANY, any AFFILIATE, or any SUBLICENSEE for any LICENSED PRODUCTS without the prior written consent of M.I.T. In the event that non-monetary consideration is received for LICENSED PRODUCTS, NET SALES shall be calculated based on the fair market value of such non-monetary consideration, including all elements of such consideration.

For clarification, NET SALES shall be based upon the final sale price of the entire LICENSED PRODUCT, without reduction or allocation by component or technology, whether sold by COMPANY, its AFFILIATES or SUBLICENSEES. No combination product discounts are allowed.

1.19 “PATENT CHALLENGE” shall mean a challenge to the validity, patentability, enforceability and/or non-infringement of any of the PATENT RIGHTS (as defined below) or otherwise opposing any of the PATENT RIGHTS during the TERM.

1.20 “PATENT RIGHTS” shall mean:

(a) the United States and international patents listed on Appendix A;

(b) the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

(c) any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patents and patent applications listed on Appendix A and of such patent and patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

(d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

(e) international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

1.21 “PHASE I CLINICAL TRIAL” shall mean a human clinical trial of a LICENSED PRODUCT that generally provides for the first introduction into humans of the LICENSED PRODUCT with the primary purpose of evaluating safety, metabolism and pharmacokinetic properties and clinical pharmacology of the LICENSED PRODUCT and that would satisfy the requirements under 21 C.F.R. § 312.21(a) for the United States, as amended from time to time, or the corresponding regulations for a comparable filing with a comparable regulatory authority in a country other than the United States.

1.22 “PHASE II CLINICAL TRIAL” shall mean a human clinical trial of a LICENSED PRODUCT, the principal purpose of which is the preliminary determination of efficacy and/or preliminary establishment of appropriate dose ranges for efficacy and safety in the target patient population and that would satisfy the requirements under 21 C.F.R. § 312.21(b) for the United States, as amended from time to time, or the corresponding regulations for a comparable filing with a comparable regulatory authority in a country other than the United States.

1.23 “PHASE III CLINICAL TRIAL” shall mean a human clinical trial of a LICENSED PRODUCT that is prospectively designed to be a pivotal trial for obtaining regulatory approval or to otherwise establish safety and efficacy in patients with the disease or condition being studied for purposes of filing an application for marketing authorization with the FDA that would satisfy the requirements under 21 C.F.R. § 312.21(c), as amended from time to time, or the corresponding regulations for a comparable filing with a comparable regulatory authority in a country other than the United States.

1.24 “REPORTING PERIOD” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.25 “RESEARCH AGREEMENT” shall mean the sponsored research agreement between M.I.T. and COMPANY dated March 15, 2007, as amended.

1.26 “RESEARCH SUPPORT PAYMENTS” shall mean payments to COMPANY from a SUBLICENSEE for the purpose of funding the costs of bona fide research and development of LICENSED PRODUCTS and LICENSED PROCESSES by COMPANY under a written research and development plan and only to the extent COMPANY can reasonably demonstrate that such payments are or were spent on such research and development activities for the LICENSED PRODUCTS covered by the agreement to such SUBLICENSEE, and that are expressly intended only to fund or pay for (i) the purchase or use of equipment, supplies, products or services, or (ii) the use of employees and/or consultants, to achieve a bona fide research and/or development goal for the commercialization of LICENSED PRODUCTS or LICENSED PROCESSES, as indicated in a written agreement between COMPANY and the SUBLICENSEE, and shall exclude any funding in excess of COMPANY’s cost of performing such research and development activities.

1.27 “saRNA” (“small activating RNA”) shall mean a non-coding, double-stranded, sequence specific RNA molecule designed to act through a transcriptional activation mechanism that consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin. saRNA shall specifically exclude messenger RNA and any other RNA that encodes a polypeptide, and IMMUNOMODULATORY NUCLEIC ACIDS.

1.28 “siRNA” (“small interfering RNA”) shall mean a non-coding, double-stranded, sequence specific RNA molecule designed to act through an RNA interference mechanism that consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin. siRNA shall specifically exclude messenger RNA and any other RNA that encodes a polypeptide, and IMMUNOMODULATORY NUCLEIC ACIDS.

1.29 “ssRNA” (“single stranded RNA”) shall mean a non-coding, single-stranded, sequence specific RNA molecule designed to act through an RNA interference mechanism that consists of a chemically modified, single-stranded RNA oligonucleotide. ssRNA shall specifically exclude messenger RNA and any other RNA that encodes a polypeptide, and IMMUNOMODULATORY NUCLEIC ACIDS.

1.30 “SMALL MOLECULE” shall mean a non-polymeric bioactive molecule that is not a peptide, protein, DNA, RNA or a complex carbohydrate.

1.31 “SUBLICENSEE” shall mean any non-AFFILIATE sublicensee of the rights granted COMPANY under Section 2.1. For clarity, a sublicensee shall include, without limitation (i) any right granted, license given or agreement entered into by COMPANY to or with another person or entity, under or with respect to or permitting any use of the PATENT RIGHTS or otherwise granting rights to such person or entity under the rights granted COMPANY under Section 2.1, (ii) any option or other right granted by COMPANY to any other person or entity to negotiate for or receive any of the rights described under clause (i), or (iii) any standstill or similar obligation undertaken by COMPANY toward another person or entity not to grant any of the rights described in clause (i) or (ii) to any third party, in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense. For the avoidance of doubt, a sublicense shall not include any implied license that may be granted as part of a sale of a LICENSED PRODUCT to a third party for which COMPANY is paying royalties to M.I.T. under Section 4.1(c).

1.32 “SUBLICENSE INCOME” shall mean any payments that COMPANY receives from a SUBLICENSEE in consideration of the sublicense of the rights granted COMPANY and AFFILIATES under Section 2.1, including without limitation license fees, milestone and bonus payments (net of any amount due to M.I.T. under Section 4.1(f) for the identical milestone event), license maintenance fees, and other payments, but specifically excluding (i) royalties on NET SALES, and (ii) RESEARCH SUPPORT PAYMENTS.

1.33 “TERM” shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all VALID CLAIMS within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.34 “TERRITORY” shall mean world-wide.

1.35 “VALID CLAIM” shall mean (a) a claim of an issued and unexpired patent within the PATENT RIGHTS, which claim has not been revoked or found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a court or other government agency of competent jurisdiction; or (b) a claim set forth in an application within the PATENT RIGHTS that has been filed in good faith and that has not been abandoned or finally rejected in a decision that is unappealable or unappealed within the time allowed for appeal nor which has been pending for more than [**] after the date of first substantive examination of such patent application, as evidenced by the receipt of an office action on the merits from the United States Patent and Trademark Office (or an equivalent examination report form a foreign patent office); provided, however, that in the event that such claim subsequently issues in an issued patent, then such claim shall be a VALID CLAIM hereunder, and COMPANY shall pay to M.I.T. any amounts that would otherwise have been due under such VALID CLAIM. Notwithstanding the foregoing, (i) the [**] pendency period set forth in clause (b) above shall only apply if, after [**] of prosecution on the merits of a given application, COMPANY notifies M.I.T. in writing that it does not believe that M.I.T. should continue to prosecute such application and M.I.T. continues to do so at its discretion, and (ii) if the prosecution of a given application is interrupted and/or delayed by a patent office and/or due to a PATENT CHALLENGE and/or a patent office proceeding such as an interference, appeal or opposition, then the pendency of such PATENT CHALLENGE and/or proceeding(s) shall not be included in the [**] time period set forth above. The invalidity of a particular claim in one or more countries shall not invalidate such claim in the remaining countries of the TERRITORY.

2. GRANT OF RIGHTS.

2.1 License Grants. Subject to the terms of this Agreement, M.I.T. hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing license under the PATENT RIGHTS to develop, make, have made, use and import LIPID PRODUCTS and LICENSED PROCESSES solely to develop, make, have made, use, sell, offer to sell, lease and/or import LICENSED PRODUCTS in the FIELD in the TERRITORY. M.I.T. does not grant to COMPANY or AFFILIATES, and COMPANY and AFFILIATES shall not have the right to (i) sell or offer for sale LIPID PRODUCTS and/or LICENSED PROCESSES separately from a sale or offer for sale of a LICENSED PRODUCT, or (ii) provide services using the PATENT RIGHTS, LIPID PRODUCTS, LICENSED PRODUCTS and/or LICENSED PROCESSES.

2.2 Exclusivity.

(a) In order to establish an exclusive period for COMPANY, M.I.T. agrees that, subject to the terms of this Agreement, including without limitation Sections 2.2(b) and 2.5, it shall not grant any other license under the PATENT RIGHTS (i) to develop for commercial use, make, have made, use, sell, offer to sell, lease and/or import LIPID PRODUCTS for use in LICENSED PRODUCTS in the FIELD in the TERRITORY or (ii) to develop or perform LICENSED PROCESSES for the manufacture, use or sale of LICENSED PRODUCTS in the FIELD in the TERRITORY, during the TERM (“EXCLUSIVE PERIOD”), unless sooner terminated as provided in this Agreement.

(b) If, at any time after the [**] of the EFFECTIVE DATE, M.I.T. or COMPANY or an AFFILIATE receives a request from a capable third party seeking a license under the PATENT RIGHTS to develop and commercialize a LICENSED PRODUCT and/or LICENSED PROCESS, e.g., for a particular CODING RNA COMPONENT, for which COMPANY or an AFFILIATE has not either (I) begun and continued a FULLY FUNDED PROJECT, or (II) executed an agreement with a SUBLICENSEE that commits SUBLICENSEE to diligently develop such LICENSED PRODUCT, then the party receiving such inquiry shall promptly notify the other party in writing within [**] of such inquiry (an “INQUIRY NOTICE”), setting forth the type of LICENSED PRODUCT and/or LICENSED PROCESS desired, the name and contact information of the third party, and any other pertinent information. At no time shall M.I.T. divulge to such third party (i) the identity of COMPANY, except as may be necessary pursuant to subsection (3) below or in connection with clause (ii) as follows, or (ii) the terms of this Agreement, except that M.I.T. may provide a general description of the terms of this Section 2.2(b) and the financial terms of this Agreement (without providing any specific figures) only as may be necessary if M.I.T. grants or intends to grant a license to such third party in accordance with this Section 2.2(b). Within [**] of such INQUIRY NOTICE, COMPANY or an AFFILIATE shall either: (1) demonstrate to M.I.T., subject to dispute resolution in accordance with Article 13, that COMPANY or an AFFILIATE or SUBLICENSEE has initiated and will continue a FULLY FUNDED PROJECT for the commercial development of such LICENSED PRODUCT and/or LICENSED PROCESS, and provide M.I.T. with a business plan, with mutually acceptable diligence milestones (such milestones to be enforceable under this Agreement), for the commercial development of such LICENSED PRODUCT and/or LICENSED PROCESS; (2) demonstrate to M.I.T., subject to dispute resolution in accordance with Article 13, that the LICENSED PRODUCT proposed by such third party would likely be competitive with a LICENSED PRODUCT for which COMPANY or an AFFILIATE or SUBLICENSEE has already begun a FULLY FUNDED PROJECT (for example, but not limited to, a LICENSED PRODUCT containing a CODING RNA COMPONENT encoding (i) the same protein or a functional analog thereof, or (ii) a protein to address the same indication; or (3) enter into a sublicense agreement containing commercially reasonable terms and conditions with such third party for the requested PATENT RIGHTS for such LICENSED PRODUCT and/or LICENSED PROCESS. If COMPANY does not perform any of the foregoing three actions within [**] after such INQUIRY NOTICE, then M.I.T., at its sole discretion, may grant a license to such third party under the requested PATENT RIGHTS and, upon the effective date of such license, all of COMPANY’s and its AFFILIATE’s and SUBLICENSEE’s rights to practice under such PATENT RIGHTS solely for the requested LICENSED PRODUCT and/or LICENSED PROCESS shall terminate. For the avoidance of doubt, the grant of a license by M.I.T. to such third party under the PATENT RIGHTS for the requested LICENSED PRODUCT and/or LICENSED PROCESS shall not affect the remaining terms of this Agreement.

Notwithstanding the foregoing, in the event that COMPANY is able to negotiate a sublicense agreement with a third party pursuant to this Section 2.2(b), and believes that the financial terms of such sublicense agreement are economically infeasible to COMPANY, for example, in view of COMPANY’s financial obligations to M.I.T. under this Agreement,

COMPANY may notify M.I.T. in writing, providing a negotiated term sheet or substantially final draft of such sublicense agreement and the reasons why COMPANY believes the financial terms thereof to be infeasible (an “Exception Notice”), and the parties shall meet to discuss in good faith an adjustment to the financial terms of this Agreement solely as would apply to such sublicense agreement. COMPANY and M.I.T. will enter into a written amendment to this Agreement with respect to any mutually agreed upon change(s) to the relevant financial obligation(s) with respect to such sublicense agreement. If COMPANY and M.I.T. do not enter into an amendment with respect to the proposed sublicense agreement between COMPANY and such third party within [**] of M.I.T.’s receipt of an Exception Notice, and COMPANY therefore does not enter into such sublicense agreement, then, in the event that M.I.T. grants a license to such third party in accordance with Section 2.2(b), M.I.T. shall not have the right to grant such license on financial terms the same as or any less favorable, in aggregate, than those offered to the third party by COMPANY and discussed with M.I.T. pursuant to the Exception Notice.

2.3 Sublicenses.

(a) COMPANY shall have the right to grant sublicenses of its rights under Section 2.1 only during the EXCLUSIVE PERIOD. If the EXCLUSIVE PERIOD is terminated, any exclusivity of such sublicense shall expire upon the termination of the EXCLUSIVE PERIOD. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall also include provisions in all sublicenses to provide that in the event that SUBLICENSEE brings a PATENT CHALLENGE against M.I.T. or assists another party in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena) then COMPANY may terminate the sublicense. COMPANY shall promptly furnish M.I.T. with a fully signed photocopy of any sublicense agreement.

(b) Sublicense Survival. In the event of termination of this Agreement by M.I.T., except pursuant to Section 12.4(b), M.I.T. agrees that, after the effective date of termination of this Agreement, and as soon as practicable after receiving a written request from a SUBLICENSEE, M.I.T. will negotiate in good faith a license agreement with such SUBLICENSEE (the “NEW LICENSE AGREEMENT”) that grants to such SUBLICENSEE, a license under the PATENT RIGHTS to manufacture, use and sell LICENSED PRODUCTS in the FIELD and in the TERRITORY, provided that:

(1) SUBLICENSEE shall notify M.I.T. in writing of its request for a license agreement under the PATENT RIGHTS in accordance with this Section 2.3(b) within [**] of the effective date of termination of this Agreement.

(2) M.I.T. shall not be obligated to grant to SUBLICENSEE any rights under the PATENT RIGHTS that are broader than the rights previously granted by COMPANY to SUBLICENSEE, or inconsistent with the rights granted to COMPANY under this Agreement;

(3) SUBLICENSEE is not in material breach under the sublicense agreement with COMPANY, or in default of any relevant provisions of this Agreement, at the date of termination of this Agreement;

(4) Unless otherwise agreed to in writing by M.I.T. and the SUBLICENSEE, under the NEW LICENSE AGREEMENT, SUBLICENSEE shall be obligated to pay M.I.T. all of the payments M.I.T. would have been entitled to receive from COMPANY under this Agreement, including without limitation running royalties (Section 4.1(c)), and milestone payments
(Section 4.1(f)) specified in this Agreement, as well as sharing of SUBLICENSE INCOME (Section 4.1(g) and reimbursement of patent costs (Sections 4.1(a) and 6.3), in each case as if the sublicense agreement between COMPANY and SUBLICENSEE and this Agreement were both still in full effect. For example, for a given milestone event achieved under Section 4.1(f) of this Agreement, the NEW LICENSE AGREEMENT shall require payment of the applicable amounts due under both Sections 4.1(f) and 4.1(g), with respect to consideration that would otherwise have been SUBLICENSE INCOME, of this Agreement, as if the sublicense agreement between COMPANY and SUBLICENSEE was still in full effect;

(5) The NEW LICENSE AGREEMENT shall include substantially identical terms and conditions of the following provisions of this Agreement:

Section 2.4 (U.S. Manufacturing)

Section 2.5 (Retained Rights)

Section 3.1 (Diligence Requirements)

Section 4.1(h) (Consequences of a PATENT CHALLENGE)

Article 5 (Reports and Records)

Article 6 (Patent Prosecution)

Article 8 (Indemnification and Insurance)

Article 9 (Representations or Warranties)

Article 11 (General Compliance with Laws)

Section 12.2 (Cessation of Business)

Section 12.3(a) (Termination for Default; Nonpayment)

Section 12.3(b) (Termination for Default; Material Breach)

Section 12.4(a)(i) (Termination as a Consequence of a PATENT CHALLENGE; By COMPANY)

Section 12.4(b) (Termination as a Consequence of a PATENT CHALLENGE; By SUBLICENSEE)

Article 13 (Dispute Resolution)

Section 15.1 (Notice)

Section 15.2 (Governing Law and Jurisdiction); and

(6) The NEW LICENSE AGREEMENT shall include a license issue fee and annual license maintenance fees to be negotiated by M.I.T. and SUBLICENSEE, taking into account the scope of the license granted to SUBLICENSEE.

2.4 U.S. Manufacturing. COMPANY agrees that for any LICENSED PRODUCTS used or sold in the United States, any component of such LICENSED PRODUCTS which is a LIPID PRODUCT will be manufactured substantially in the United States to the extent required by 35 U.S.C. § 201-2 12 and the regulations promulgated thereunder, as amended (the “Bayh-Dole Act”), or any successor statutes or regulations. If COMPANY desires to seek a waiver of such requirements, upon request of COMPANY, M.I.T. agrees to provide reasonable assistance in the application process for such waiver, however issuance of any such waiver is not guaranteed.

2.5 Retained Rights.

(a) Research and Educational Use. M.I.T. retains the right on behalf of itself and all other non-profit research institutions to practice under the PATENT RIGHTS for research, teaching, and educational purposes.

(b) Federal Government. COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in the Bayh-Dole Act, or any successor statutes or regulations.

(c) Sponsor Rights. The invention underlying the PATENT RIGHTS was based on research supported by Alnylam Pharmaceuticals, Inc. (the “SPONSOR”). COMPANY acknowledges that SPONSOR has been granted a non-exclusive, non-transferable, royalty-free license to practice any invention claimed in the PATENT RIGHTS for internal research purposes and conducted by SPONSOR and/or SPONSOR’s Third Party Collaborators. As used herein, “SPONSOR’s Third Party Collaborators” shall mean one or more third parties that have entered into a bona fide collaboration established by a written agreement with SPONSOR to conduct research activities under a mutual research program wherein the performance of such research activities requires the practice of M.I.T.’s invention.

2.6 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.

3. COMPANY DILIGENCE OBLIGATIONS.

3.1 Diligence Requirements. COMPANY will use commercially reasonable efforts, or shall cause its AFFILIATES to use commercially reasonable efforts, to develop one or more LICENSED PRODUCTS and to introduce LICENSED PRODUCTS into the commercial market; thereafter, if the LICENSED PRODUCT is approved for commercialization in a market (including without limitation receipt of any necessary pricing and reimbursement authorizations), COMPANY or its AFFILIATES shall make LICENSED PRODUCTS reasonably available to the public in such market. Specifically, COMPANY or AFFILIATE shall fulfill the following obligations:

(a) Within [**] after the EFFECTIVE DATE, COMPANY shall furnish M.I.T. with a written research and development plan describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT, specifying the resources to be devoted to such commercialization effort.

(b) Within [**] after the end of each calendar year, COMPANY shall furnish M.I.T. with a written report (consistent with Section 5.1(a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS. Such report will include the number of DEVELOPMENT CANDIDATES being developed by COMPANY, by its AFFILIATES and by its SUBLICENSEES and a description of the LIPID PRODUCTS in use for those DEVELOPMENT CANDIDATES. The report shall also contain a discussion of intended efforts and sales projections, if applicable, for the year in which the report is submitted.

(c) COMPANY (and/or an AFFILIATE) shall expend at least the amounts set forth below (not including funding under the RESEARCH AGREEMENT) on research and development of LICENSED PRODUCTS in each calendar year (pro-rated for partial years) beginning in 2013 and ending with the FIRST COMMERCIAL SALE of a LICENSED PRODUCT.

2013	[	**]
2014	[	**]
2015	[	**]
2016 and every year thereafter	[	**]

(d) First LICENSED PRODUCT.

(1)	[**], COMPANY shall [**].

(2)	[**], COMPANY shall [**].

(3)	COMPANY shall [**].

(4)	COMPANY shall [**].

(5)	COMPANY shall [**].

(6)	COMPANY shall [**].

(e) Second LICENSED PRODUCT.

(1)	[**], COMPANY shall [**].

(2)	[**], COMPANY shall [**].

(3)	COMPANY shall [**].

(4)	COMPANY shall [**].

(5)	COMPANY shall [**].

In the event that M.I.T. determines that COMPANY (or any AFFILIATE) has failed to fulfill any of its obligations under this Section 3.1, then M.I.T. may treat such failure as a material breach in accordance with Section 12.3(b), subject to Section 3.2 below.

3.2 Changes to Diligence Requirements. In the event that COMPANY anticipates that a failure to meet an obligation set forth in Section 3.1(d) or (e) will occur, COMPANY will promptly notify M.I.T. in writing, and representatives of each party will meet to review the reasons for anticipated failure. If, after good faith discussion, COMPANY and M.I.T. are unable to agree upon an amendment to the obligation, COMPANY, at its discretion, may elect to extend the due date to meet the obligation for such diligence by [**] by providing written notice to M.I.T. along with payment in the amount of [**] Dollars ($[**]). COMPANY may extend the due date of one diligence obligation set forth in each of Sections 3.1(d) and (e) pursuant to this Section 3.2 [**] during the TERM.

In addition to the foregoing, if COMPANY provides written notice and reasonably demonstrates to M.I.T. that the anticipated failure to meet any one of the diligence obligations set forth in Section 3.1(d) or Section 3.1(e) is due to (i) an action, inaction, delay or ruling by the FDA or any comparable regulatory agency, (ii) the existence of substantial technical difficulties or delays in pre-clinical or clinical studies (e.g., negative toxicological or pharmacological test results or an adverse clinical event with respect to LIPID PRODUCTS and/or LICENSED PRODUCTS) that COMPANY could not reasonably have predicted and/or avoided; or (iii) the issuance of an injunction or the grant of other equitable relief by a court of competent jurisdiction preventing COMPANY, its AFFILIATES or SUBLICENSEES from practicing the PATENT RIGHTS (each of (i)-(iii), a “DEVELOPMENT ISSUE”), then the parties shall meet to review the cause and nature of the DEVELOPMENT ISSUE as well as COMPANY’s proposed plan and timeline to address same, and the parties shall reasonably amend the relevant aspects of the diligence schedule to account for such DEVELOPMENT ISSUE.

COMPANY and M.I.T. will enter into a written amendment to this Agreement with respect to any mutually agreed upon change(s) to the relevant obligation(s) in accordance with this Section 3.2. For clarity, if the due date of a particular diligence obligation for a specific LICENSED PRODUCT is extended and/or amended in accordance with this Section 3.2, the timing of any subsequent diligence obligations with respect to such LICENSED PRODUCT will be adjusted accordingly.

4. ROYALTIES AND PAYMENT TERMS.

4.1 Consideration for Grant of Rights.

(a) License Issue Fee and Patent Cost Reimbursement. COMPANY shall pay to M.I.T. within 30 days of the EFFECTIVE DATE a license issue fee of Seventy Five Thousand dollars ($75,000), and, in accordance with Section 6.3, shall reimburse M.I.T. for its unreimbursed expenses incurred as of the EFFECTIVE DATE in connection with obtaining the PATENT RIGHTS. These payments are nonrefundable.

(b) License Maintenance Fees. COMPANY shall pay to M.I.T. maintenance fees according to the following schedule:

January 1, 2014	[**]
Each January 1 for 2015 and 2016	[**]
Each January 1 for 2017 and 2018	$125,000
Each January 1 for 2019 and 2020	$150,000
Each January 1 of every year thereafter	$200,000

This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years. COMPANY shall make such license maintenance fee payments within [**] after receipt of an invoice from M.I.T. for same.

(c) Running Royalties. COMPANY shall pay to M.I.T. a running royalty of [**] percent ([**]%) of NET SALES, on a LICENSED PRODUCT-by-LICENSED PRODUCT and a country-by-country basis. Running Royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within [**] of the end of each REPORTING PERIOD.

(d) Royalty Offset. If COMPANY or an AFFILIATE is required to pay royalties to one or more third parties in order to obtain a license or similar right necessary to practice the PATENT RIGHTS or which would provide substantial benefit or advantage to COMPANY in its development and commercialization of the LICENSED PRODUCT (e.g., provides a technical advantage which enables the LICENSED PRODUCT to be more competitive in the marketplace), COMPANY shall be entitled to credit up to [**] percent ([**]%) of the amounts actually paid by COMPANY or an AFFILIATE to such third parties for a LICENSED PRODUCT against the royalties due to M.I.T. under this Agreement in the same REPORTING PERIOD; provided, however, that (i) in no event will the royalties due to M.I.T. under Section 4.1(c), when aggregated with any other offsets and credits allowed under this Agreement, be less than [**] percent ([**]%) of NET SALES in any REPORTING PERIOD, and (ii) payment of royalties by COMPANY or an AFFILIATE to such third party(ies) are required to be offset as a result of royalties payable to M.I.T. for the PATENT RIGHTS by at least the same percentage as M.I.T. has offset its royalties under this Section.

(e) No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

(f) Milestone Payments. COMPANY shall pay to M.I.T. the amounts set forth below upon the achievement by COMPANY or any of its AFFILIATES or SUBLICENSEES of certain milestone events as described below. Payments will be due in respect of the achievement of the milestone events in the tables below for each LICENSED PRODUCT.

Milestone Event	Payment
[**]	[**]
[**]	[**]
[**]	[**]
FIRST COMMERCIAL SALE in the Territory	$1,250,000

The milestone events set forth in Section 4.1(f) above are intended to be successive. In the event that any [**]. In addition and notwithstanding the foregoing, if any milestone is reached without achieving a preceding milestone, then the amount which would have been payable on achievement of the preceding milestone shall be payable upon the achievement of the next successive milestone.

COMPANY shall notify M.I.T. within [**] of the achievement of any of the above milestones by COMPANY or any of its AFFILIATES or SUBLICENSEES, such notice to specifically identify the payment obligation and request an invoice for same. COMPANY shall make such non-creditable, non-refundable milestone payments within [**] after receipt of an invoice from M.I.T. for same.

(g) Sharing of SUBLICENSE INCOME.

(i) Subject to Section 4.1(g)(ii), COMPANY shall pay M.I.T. a total of [**] percent ([**]%) of all SUBLICENSE INCOME received by COMPANY or AFFILIATES. Such amount shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within [**] of the end of each REPORTING PERIOD. By way of example, [**].

(ii) Bundling of PATENT RIGHTS. For clarity, if, in any sublicense of the PATENT RIGHTS, COMPANY also grants to the SUBLICENSEE rights to other technology, know-how and/or patent rights owned or controlled by COMPANY to be used in conjunction with the PATENT RIGHTS (hereinafter a “BUNDLED SUBLICENSE”), COMPANY may, in accordance with Section 1.32, allocate payments received by COMPANY from a SUBLICENSEE under any such BUNDLED SUBLICENSE to ascribe value to the PATENT RIGHTS for the purpose of determining the basis for SUBLICENSE INCOME sharing in accordance with this Section 4.1(g). Any such allocation of value ascribed to the PATENT RIGHTS shall (1) reflect the value of the PATENT RIGHTS sublicensed by COMPANY in the context of the entire grant of rights (e.g., taking into consideration the value of the other technology, know-how and/or patent rights owned or controlled by COMPANY that are granted to SUBLICENSEE), (2) shall be consistent with the amounts paid for similar technology in the biotechnology and/or pharmaceutical industry, and (3) shall be reflected in a signed agreement between COMPANY and SUBLICENSEE or certified by an independent accountant. In the event that M.I.T. disputes the appropriateness of such allocation, M.I.T. shall have the right to seek independent valuation of the PATENT RIGHTS, at its own expense, by an independent third party mutually acceptable to the parties, such acceptance not to be unreasonably withheld, within [**] (the “M.I.T. Valuation”). If COMPANY disputes the appropriateness of the M.I.T. Valuation, COMPANY shall have the right to seek a second independent valuation, at its own expense, by an independent third party mutually acceptable to the parties, such acceptance not to be unreasonably withheld, within [**] (the “COMPANY Valuation”), and the average of the M.I.T. Valuation and the COMPANY Valuation, or other such value allocation mutually agreed to by the parties, shall be used as the basis for calculating SUBLICENSE INCOME sharing from any such BUNDLED SUBLICENSE.

(iii) Commercially Reasonable Consideration. Consideration for any and all sublicenses of the PATENT RIGHTS shall be on commercially reasonable terms and conditions consistent with amounts paid for similar technology in the industry. Non-monetary consideration shall not be accepted by COMPANY or an AFFILIATE for any sublicense of the PATENT RIGHTS without the prior written consent of M.I.T. In the event that non-monetary consideration is received for any sublicense of the PATENT RIGHTS, SUBLICENSE INCOME shall be calculated based on the fair market value of such non-monetary consideration, including all elements of such consideration.

(h) Consequences of a PATENT CHALLENGE. In the event that (i) COMPANY or any of its AFFILIATES brings a PATENT CHALLENGE against M.I.T., or (ii) COMPANY or any of its AFFILIATES assists another party in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena), and (iii) M.I.T. does not choose to exercise its rights to terminate this Agreement pursuant to Section 12.4, then the running royalties due hereunder shall be doubled for the remainder of the term of the Agreement, subject to Section 12.4(a)(ii). In the event that such a PATENT CHALLENGE is successful, COMPANY will have no right to recoup any royalties paid during the period of challenge. In the event that a PATENT CHALLENGE is unsuccessful, COMPANY shall reimburse M.I.T. for all reasonable legal fees and expenses incurred in its defense against the PATENT CHALLENGE.

(i) Consequences of an Inventorship Claim. In the event that an individual who is not an inventor of record on the PATENT RIGHTS as of the EFFECTIVE DATE is determined to be an inventor on any of the PATENT RIGHTS, whether by an inventorship analysis from patent counsel or the ruling of a court of competent jurisdiction (a “New Inventor”), and such New Inventor (i) has not assigned and/or is not obligated to assign to M.I.T. their right, title and interest in such PATENT RIGHTS, or (ii) has not entered into an agreement with M.I.T. pursuant to which M.I.T. has the right to grant licenses under such New Inventor’s interest such PATENT RIGHTS, in each instance whereby the License granted to COMPANY and AFFILIATES hereunder is no longer considered to be exclusive, then the parties shall negotiate in good faith an amendment to this Agreement to reflect the change in the nature of the license granted to COMPANY and AFFILIATES hereunder from an exclusive to a non-exclusive license.

4.2 Payments.

(a) Method of Payment. All payments to M.I.T. under this Agreement shall be made payable to “Massachusetts Institute of Technology’ and sent by wire transfer to such bank account as M.I.T. may from time to time designate by notice in writing to COMPANY by either (i) an invoice from M.I.T. for a payment due hereunder, or (ii) a notification from the M.I.T. Technology Licensing Office, or (iii) a notification from the Accounts Receivable department at M.I.T.

Until otherwise designated by notice, any payments due to M.I.T. under this Article 4.2 shall be paid to:

Account Holder: [**]

Bank Account # [**]

Bank Name: [**]

Swift # [**]

WIRE Routing (ABA) # [**]

Bank Contact: [**]

Reference: [**]

Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(b) Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported by the Federal Reserve Bank of St. Louis) on the last working day of the calendar quarter of the applicable REPORTING PERIOD). Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

(c) Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at [**] percentage points above the Prime Rate of interest as reported by the Federal Reserve Bank of St. Louis on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

5. REPORTS AND RECORDS.

5.1 Frequency of Reports.

(a) Before FIRST COMMERCIAL SALE. Prior to the FIRST COMMERCIAL SALE of any LICENSED PRODUCT, COMPANY shall deliver reports to M.I.T. annually, within [**] of the end of each calendar year, containing information concerning the immediately preceding calendar year, as further described in Section 5.2.

(b) Upon FIRST COMMERCIAL SALE of a LICENSED PRODUCT. COMPANY shall report to M.I.T. the date of FIRST COMMERCIAL SALE of a LICENSED PRODUCT in any country, in accordance with Section 4.1(f). Thereafter, COMPANY shall report to M.I.T. the date of FIRST COMMERCIAL SALE in each additional country in accordance with Section 5.2(i).

(c) After FIRST COMMERCIAL SALE. After the FIRST COMMERCIAL SALE of a LICENSED PRODUCT, COMPANY shall deliver reports to M.I.T. within [**] of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

5.2 Content of Reports and Payments. Each report delivered by COMPANY to M.I.T. shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(a) the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each country;

(b) the gross price charged by COMPANY, its AFFILIATES and SUBLICENSEES for each LICENSED PRODUCT in each country;

(c) calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(d) total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion

(e) the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount due to M.I.T. from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME;

(f) the number of sublicenses entered into for the PATENT RIGHTS, categorized by rights relating to LIPID PRODUCTS and/or LICENSED PRODUCTS;

(g) the dates on which milestone events are achieved and the milestone payments due;

(h) the achievement of the due diligence requirements in accordance with the requirements of Article 3; and

(i) the countries in and date on which COMPANY achieved a FIRST COMMERCIAL SALE.

If no amounts are clue to M.I.T. for any REPORTING PERIOD, the report shall so state.

5.3 Financial Statements. The parties acknowledge that COMPANY’s financial statements are reported as part of the financial statements for COMPANY’s parent entity, Shire plc, and that Shire plc is a public company and makes filings of its annual financial information with the U.S. Securities and Exchange Commission, which reports are available via a publicly accessible website without cost. In the event that COMPANY’s financial statements are no longer reported as part of the financial statements of Shire plc (or any successor thereto) and are not otherwise publicly available, or in the event that Shire plc (or any successor thereto) no longer makes filings of its annual financial information publicly available, then, on or before the [**] following the close of the COMPANY’s fiscal year, COMPANY shall provide M.I.T. with COMPANY’s financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY’s treasurer or chief financial officer or by an independent auditor.

5.4 Records. COMPANY shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to M.I.T. in relation to this Agreement, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. and compliance in other respects with this Agreement. The relevant party shall retain such records for at least [**] following the end of the calendar year to which they pertain, during which time an independent certified public accounting firm appointed by M.I.T. and reasonably satisfactory to COMPANY, shall have the right, at M.I.T.’s expense, not more than [**] period, to inspect such records during normal business hours, upon at least [**] notice, to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of [**] percent ([**]%), COMPANY shall bear the full cost of such audit and shall remit any amounts due to M.I.T. within [**] of receiving notice thereof from M.I.T. If the accounting firm’s report is alleged by the relevant party to contain or be based on error, the parties shall follow the dispute resolution procedures described in Section 13. The responsible party shall pay any amount ultimately found due within [**] after resolution of the dispute.

5.5 Payment of Additional Amounts. If, based on the results of any self-audit conducted by COMPANY, additional payments are owed to M.IT. under this Agreement, then COMPANY promptly shall issue a corrected report for the relevant REPORTING PERIOD. In the event additional payments are owed to M.I.T., then COMPANY shall make such additional payments to M.I.T. within [**] after COMPANY’s corrected report is delivered to M.I.T. In the event of an overpayment by COMPANY, then COMPANY may subtract such payments from future amounts due to M.I.T. under this Agreement; provided that COMPANY shall first provide written notice of such overpayment and permit M.I.T. to perform an audit on the terms set forth in 5.4 (except that such audit shall not count for the purpose of the limitation on number of audits set forth in Section 5.4) in order to confirm or refute such overpayment.

6. PATENT PROSECUTION.

6.1 Responsibility for PATENT RIGHTS. M.I.T. shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS. COMPANY shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such filing, prosecution and maintenance. M.I.T. shall instruct its patent counsel to copy COMPANY on all patent prosecution documents related to the PATENT RIGHTS during the TERM, and M.I.T. shall consider in good faith any suggestions and comments received from COMPANY with respect to the PATENT RIGHTS.

6.2 International (non-United States) Filings. Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A shall be filed, prosecuted, and maintained. Appendix B may be amended by mutual agreement of COMPANY and M.I.T.

6.3 Payment of Expenses. Payment of all reasonable fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of COMPANY and other commercial licensees of the PATENT RIGHTS as they exist from time to time (as used herein a “commercial licensee” shall mean a for-profit entity that has been granted a license under the PATENT RIGHTS to develop and sell products), whether such amounts were incurred before or after the EFFECTIVE DATE. Commencing on the EFFECTIVE DATE, COMPANY shall be responsible for a pro rata share of all such patent related costs. As of the EFFECTIVE DATE, COMPANY’s pro rata share is [**] percent ([**]%) of the total, and M.I.T. has incurred approximately $[**] for such patent related fees and costs. As commercial licensees are added over time, COMPANY’s pro rata share will decrease on a going forward basis only. No credits shall be allowed for payments due prior to each new commercial licensee.

COMPANY shall reimburse all amounts due pursuant to this Section within [**] of invoicing; late payments shall accrue interest pursuant to Section 4.2(c). In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

7. INFRINGEMENT.

7.1 Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS in the FIELD.

7.2 Right to Prosecute Infringements.

(a) COMPANY Right to Prosecute. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS with respect to LICENSED PRODUCTS in the FIELD in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute ally third party infringement of the PATENT RIGHTS solely with respect to LICENSED PRODUCTS in the FIELD in the TERRITORY, subject to Sections 7.4 and 7.5. If required by law, M.I.T. shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold M.I.T. harmless from, and indemnify M.I.T. against, any costs, expenses, or liability that M.I.T. incurs in connection with such action.

Prior to commencing any such action, COMPANY shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on other licensees of the PATENT RIGHTS and on the public interest, and the parties shall agree on the best course of action taking into account the foregoing factors. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of M.I.T.

(b) M.I.T. Right to Prosecute. In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, M.I.T. shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to M.I.T.

7.3 Declaratory Judgment Actions. In the event that a PATENT CHALLENGE is brought against M.I.T. or COMPANY by a third party, M.I.T., at its option, shall have the right within [**] after commencement of such action to take over the sole defense of the action at its own expense. If M.I.T. does not exercise this right, COMPANY may take over the sole defense of the action at COMPANY’s sole expense, subject to Sections 7.4 and 7.5.

7.4 Offsets. COMPANY may offset a total of [**] percent ([**]%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to M.I.T. under Article 4, provided that in no event shall such payments under Article 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than [**] percent ([**]%) in any REPORTING PERIOD.

7.5 Recovery. Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from M.I.T. as described in Section 7.4), (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and COMPANY shall pay to M.I.T. based upon such amount a reasonable approximation of the royalties and other amounts that COMPANY would have paid to M.I.T. if COMPANY had sold the infringing products, processes and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award.

7.6 Cooperation. Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.7 Right to Sublicense. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Any upfront fees as part of such sublicense shall be shared equally between COMPANY and M.I.T.; other revenues to COMPANY pursuant to such sublicense shall be treated as set forth in Article 4.

8. INDEMNIFICATION AND INSURANCE.

8.1 Indemnification.

(a) Indemnity. COMPANY shall indemnify, defend, and hold harmless M.I.T. and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) (collectively “Losses”) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, investigations, actions, demands or judgments arising out of or related to the exercise of any rights granted to COMPANY and AFFILIATES under this Agreement or any breach of this Agreement by COMPANY and/or AFFILIATES, provided, however, that COMPANY shall have no obligation pursuant to the foregoing with respect to any Losses to the extent that they result from the gross negligence or willful misconduct of any Indemnitee, or breach of this Agreement by M.I.T.

(b) Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T., such acceptance not to be unreasonably withheld, delayed or conditioned, to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.

8.2 Insurance. COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including products/completed operations coverage and professional indemnity insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1(a) above. Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts and will be provided by a company or companies having a financial rating of not less than A- Viii in the most current edition of Best’s Key Rating Guide, (ii) shall list M.I.T. as an additional insured thereunder, for the commercial general liability policy only, and (iii) shall require [**] written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of the commercial general liability insurance shall not be less than [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for bodily injury including death, property damage, and products/completed operations coverage. The limits of the processional indemnity insurance shall not be less than [**] Dollars ($[**]) per claim and in the aggregate. COMPANY shall provide M.I.T. with Certificates of Insurance evidencing ongoing compliance with this Section. COMPANY shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which COMPANY or any AFFILIATE or SUBLICENSEE continues to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement, and thereafter for a period of [**], if the coverage is under a claims-made policy.

9. REPRESENTATIONS AND WARRANTIES.

The M.I.T. Technology Licensing Office represents and warrants to COMPANY as of the EFFECTIVE DATE that, subject to Section 2.5, to its knowledge, without due inquiry, (i) it has the authority to grant the licenses as granted herein, (ii) all inventors of record that are employees of M.I.T. have assigned or are obligated to assign to M.I.T. their entire right, title and interest in the PATENT RIGHTS, and (iii) it has not granted to any third party any rights under the PATENT RIGHTS that would conflict with this Agreement. M.I.T.’s total liability under the representations and warranties of this Agreement shall not exceed the amounts received by M.I.T. from COMPANY under Sections 4.1 and 6.3 of this Agreement.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T. MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, AND HEREBY DISCLAIMS ALL

REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF M.I.T. OR THIRD PARTIES, VALIDITY, ENFORCEABILITY AND SCOPE OF PATENT RIGHTS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

EXCEPT FOR COMPANY’S LIABILITY UNDER SECTION 8.1, IN NO EVENT SHALL EITHER PARTY, OR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10. ASSIGNMENT.

This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of M.I.T.

Notwithstanding the foregoing, COMPANY may assign its rights and obligations under this Agreement, without the consent of M.I.T. (a) to any one of its AFFILIATES, if COMPANY guarantees the full performance of its AFFILIATES’ obligations hereunder, or (b) to any successor or purchaser acquiring all or substantially all of its assets or business to which this Agreement relates, whether by merger, sale of assets or otherwise; provided, however, that (i) COMPANY shall provide M.I.T. with prompt written notice of any such assignment within [**] after any such assignment, such notice to include the assignee’s contact information, (ii) the permitted assignee shall assume the obligations of COMPANY hereunder in writing to M.I.T. on or before the effective date of such assignment, and (iii) COMPANY and its AFFILIATES are not in default of any of their obligations under this Agreement (including without limitation payment of any amounts due under this Agreement and/or diligence obligations) at the time of such proposed assignment. M.I.T. shall not assign this Agreement or any of its rights or obligations to a third party or Affiliate that is an entity incorporated or resident for tax purposes in Switzerland without the prior written consent of COMPANY, which consent shall not be unreasonably delayed, conditioned or withheld. Any purported assignment in contravention of this Article 10 shall be null and void and of no effect. No assignment of this Agreement shall act as a novation or release of COMPANY and its AFFILIATES from responsibility for the performance of any obligations accrued prior to such assignment.

11. GENERAL COMPLIANCE WITH LAWS

11.1 Compliance with Laws. COMPANY shall use commercially reasonable efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

11.2 Export Control. COMPANY and its AFFILIATES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce with respect to LIPID PRODUCTS, LICENSED PRODUCTS and LICENSED PROCESSES. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES to comply with, all United States export control laws and regulations with respect to LIPID PRODUCTS, LICENSED PRODUCTS and LICENSED PROCESSES, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES, and that it will indemnify, defend, and hold M.I.T. harmless (in accordance with Section 8.1) for the consequences of any violation of such laws and regulations by itself or its AFFILIATES and SUBLICENSEES. COMPANY shall require that its SUBLICENSEES agree to be bound to the same obligations as set forth in this Section 11.2 (the “Export Control Obligations”) and COMPANY shall have the right to terminate the sublicense agreement in the event of a SUBLICENSEE’S failure to so comply. If a SUBLICENSEE fails to cure a breach of the Export Control Obligations within [**] after receiving written notice thereof from COMPANY, then COMPANY shall (i) notify M.I.T., and (ii) terminate the sublicense agreement immediately; if COMPANY fails to so terminate the sublicense agreement then M.I.T. may terminate this Agreement upon ten (10) business days written notice to COMPANY.

11.3 Non-Use of M.I.T. Name. COMPANY and its AFFILIATES shall not use the name of “Massachusetts Institute of Technology,” “Lincoln Laboratory” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by M.I.T., or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of M.I.T., which consent M.I.T. may withhold in its sole discretion. The foregoing notwithstanding, without the consent of M.I.T., COMPANY may make factual statements during the term of this Agreement that COMPANY has a license from M.I.T. under one or more of the patents and/or patent applications comprising the PATENT RIGHTS in business literature. Such statements may not be used in marketing, promotion, or advertising. COMPANY shall require that its SUBLICENSEES agree to be bound to the same obligations as set forth in this Section 11.3 (the “Non-Use of Name Obligations”) and COMPANY shall have the right to terminate the sublicense agreement in the event of a SUBLICENSEE’S failure to so comply. If a SUBLICENSEE fails to cure a breach of the Non-Use of Name Obligations within [**] after receiving written notice thereof from COMPANY, then COMPANY shall (i) notify M.I.T., and (ii) terminate the sublicense agreement immediately; if COMPANY fails to so terminate the sublicense agreement, then M.I.T. may terminate this Agreement upon ten (10) business days written notice to COMPANY.

11.4 Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

12. TERMINATION.

12.1 Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least three (3) months prior written notice to M.I.T., such notice to state the date at least three (3) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to M.I.T. through such termination effective date.

12.2 Cessation of Business. If COMPANY ceases to carry on its business related to this Agreement. M.I.T. shall have the right to terminate this Agreement immediately upon written notice to COMPANY.

12.3 Termination for Default.

(a) Nonpayment. In the event COMPANY fails to pay any undisputed amounts due and payable to M.I.T. hereunder, and fails to make such payments within [**] after receiving written notice of such failure, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

(b) Material Breach. In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a), and fails to cure that breach within [**] after receiving written notice thereof, subject to Section 12.3(c), M.I.T. may terminate this Agreement, in whole or in part, immediately upon written notice to COMPANY.

(c) Termination in Part. In the event of a default under Section 12.3(b) by COMPANY due to diligence failure of a given LICENSED PRODUCT under Section 3.1, and provided that COMPANY has fulfilled the diligence requirements tinder Section 3.1 with respect to a different LICENSED PRODUCT (a “Performing Product”), M.I.T. shall not terminate this Agreement with respect to such Performing Product. In such instance, this Agreement shall be terminated in part and amended in writing to reflect the status of the remaining rights granted to COMPANY with respect to such Performing Product.

12.4 Termination as a Consequence of PATENT CHALLENGE.

(a) By COMPANY.

(i) If COMPANY or any of its AFFILIATES brings a PATENT CHALLENGE against M.I.T., or assists others in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena), then M.I.T. may immediately terminate this Agreement.

(ii) COMPANY Allegation of Non-Infringement. Notwithstanding Section 12.4(a)(i) above, in the event that a PATENT CHALLENGE brought by COMPANY with respect to an individual product is based solely on COMPANY’s allegation of noninfringement of the PATENT RIGHTS by such product (and not based on a challenge to the validity, patentability and/or enforceability of the PATENT RIGHTS and/or an opposition to the PATENT RIGHTS) and provided, that COMPANY is not in breach of this Agreement with respect to other LICENSED PRODUCTS (including without limitation fulfillment of the diligence obligations tinder Section 3.1), then M.I.T. shall not terminate this Agreement with respect to such other complying LICENSED PRODUCTS and any running royalties due with respect to such complying LICENSED PRODUCTS shall not be subject to doubled royalties pursuant to Section 4.1(h). In such instance, this Agreement shall be terminated in part and amended in writing to reflect the status of the remaining rights granted to COMPANY with respect to such complying LICENSED PRODUCTS. For clarity, (i) M.I.T. shall have the right to dispute COMPANY’s allegation of non-infringement, and (ii) any alleged non-infringing product cannot be considered to be a LICENSED PRODUCT for the purposes of fulfilling any diligence obligations under Section 3.1.

(b) By SUBLICENSEE. If a SUBLICENSEE brings a PATENT CHALLENGE or assists another party in bringing a PATENT CHALLENGE (except as required under a court order or subpoena), then M.I.T. may send a written demand to COMPANY to terminate such sublicense. If COMPANY fails to so terminate such sublicense within [**] after M.I.T.’s demand, M.I.T. may immediately terminate this Agreement.

12.5 Disputes regarding Termination. If COMPANY disputes any termination by M.I.T. under this Section, it must notify M.I.T. of the nature of such dispute and the proposed manner in which to resolve the dispute within [**] of receipt of notification of breach or notification of termination by M.I.T., whichever is sooner. If the parties do not resolve such dispute within [**] of such notification, then COMPANY shall be required to initiate the dispute resolution procedures outlined in Section 13.3(a) immediately and the matter shall be resolved in accordance with Article 13. If COMPANY does not initiate dispute resolution procedures as described above, COMPANY shall be considered to have waived its rights to dispute the termination.

12.6 Effect of Termination

(a) Survival. The following provisions shall survive the expiration or termination of this Agreement:

•	Article 1 (“Definitions”);

•	Article 8 (“Indemnification and Insurance”);

•	Article 9 (“Representations or Warranties”);

•	Article 13 (“Dispute Resolution”);

•	Article 14 (“Miscellaneous”);

•	Section 2.3(b) (“Sublicense Survival”)

•	Section 5.2 (“Content of Reports and Payments”);

•	Section 5.4 (“Records”);

•	Section 11.1 (“Compliance With Laws”);

•	Section 11.2 (“Export Control”): and

•	Section 12.6 (“Effect of Termination”).

•	Section 14 (“Confidential Information”).

(b) Pre-termination Obligations. In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any undisputed amounts that became due on or before the effective date of termination.

13. DISPUTE RESOLUTION.

13.1 Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

13.2 Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

13.3 Dispute Resolution Procedures.

(a) Mediation. In the event of any dispute arising out of or relating to this Agreement, either party may initiate mediation upon written notice to the other party (“Notice Date”) pursuant to Section 15.1, whereupon both parties shall be obligated to engage in a mediation proceeding. The mediation shall commence within [**] of the Notice Date. The mediation shall be conducted by a single mediator in Boston, Massachusetts. The party requesting mediation shall designate two (2) or more nominees for mediator in its notice. The other party may accept one of the nominees or may designate its own nominees by notice addressed to the American Arbitration Association (AAA) and copied to the requesting party. If within, [**] following the request for mediation, the parties have not selected a mutually acceptable mediator, a mediator shall be appointed by the AAA according to the Commercial Mediation Rules. The mediator shall attempt to facilitate a negotiated settlement of the dispute, but shall have no authority to impose any settlement terms on the parties. The expenses of the mediation shall be borne equally by the parties, but each party shall be responsible for its own counsel fees and expenses.

(b) Trial Without Jury. If the dispute is not resolved by mediation within [**] after commencement of mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

13.4 Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

13.5 Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (including, but not limited to, estoppel and laches) shall be tolled while the procedures set forth in Sections 13.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

14. CONFIDENTIAL INFORMATION.

14.1 Designation. CONFIDENTIAL INFORMATION that is disclosed in writing shall be marked with a legend indicating its confidential status (such as “Confidential” or “Proprietary”). CONFIDENTIAL INFORMATION that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within [**] of the date of disclosure; such notice shall summarize the CONFIDENTIAL INFORMATION disclosed to the Receiving Party and reference the time and place of disclosure.

14.2 Obligations. For a period of [**] after termination or expiration of this Agreement, the Receiving Party shall (i) maintain such CONFIDENTIAL INFORMATION in confidence, except that the Receiving Party may disclose or permit the disclosure of any CONFIDENTIAL INFORMATION to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such CONFIDENTIAL INFORMATION and who need to know such CONFIDENTIAL INFORMATION for the purposes of this Agreement; (ii) use such CONFIDENTIAL INFORMATION solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the CONFIDENTIAL INFORMATION only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered CONFIDENTIAL INFORMATION. Notwithstanding clause (i) above, without COMPANY’S prior written consent, M.I.T. shall not disclose the reports provided by COMPANY under Sections 3.1(a), 3.1(b) and 5.1 to any of the inventors of the PATENT RIGHTS.

14.3 Exceptions. The obligations of the Receiving Party under Section 14.2 above shall not apply to the extent that the Receiving Party can demonstrate that certain CONFIDENTIAL INFORMATION (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the CONFIDENTIAL INFORMATION; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such CONFIDENTIAL INFORMATION; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

14.4 Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its CONFIDENTIAL INFORMATION in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall destroy or return to the Disclosing Party all originals, copies and summaries of documents, materials, and other tangible manifestations of CONFIDENTIAL INFORMATION in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the CONFIDENTIAL INFORMATION in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

15. MISCELLANEOUS.

15.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to M.I.T.:	Massachusetts Institute of Technology Technology Licensing Office, Room NE18-501 One Cambridge Center, Kendall Square Cambridge, MA 02142-1601 Attention: Director Tel: 617-253-6966 Fax: [**]

If to COMPANY:	Shire AG Route de Crassier 15 Business Park Terre Bonne Chemin de Terre Bonne Eysins 1262, Vaud, Switzerland Attention: Legal Department Tel: 41 22 419 4122 Fax: [**]

If, to COMPANY, notices regarding financial matters, including invoices:

Shire Human Genetic Therapies, Inc. Accounts Payable PO BOX 20904 Indianapolis, IN 46220 Email: [**]

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

15.2 Governing Law/Jurisdiction. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The state and federal courts having jurisdiction over Cambridge, MA, USA, provide the exclusive forum for any PATENT CHALLENGE and/or any court action between the parties relating to this Agreement. COMPANY submits to the jurisdiction of such courts and waives any claim that such court lacks jurisdiction over COMPANY or its AFFILIATES or constitutes an inconvenient or improper forum.

15.3 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.4 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

15.5 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within [**] after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

15.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

15.7 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

15.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

The EFFECTIVE DATE of this Agreement is November 1, 2013.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		SHIRE AG

By:	/s/ Lita L. Nelsen	By:	/s/ Iain Ward

Name:	Lita L. Nelsen	Name:	Iain Ward

Title:	Director, Technology Licensing Office	Title:	VP, Senior Counsel

APPENDIX A

List of Patent Applications and Patents

I.	United States Patents and Applications

[**]

II.	International (non-U S.) Patents and Applications

[**]

APPENDIX B

List of Countries (excluding United States) for which

PATENT RIGHTS Applications Will Be Filed, Prosecuted and Maintained

[**]

FIRST AMENDMENT TO EXCLUSIVE

PATENT LICENSE AGREEMENT

This First Amendment, effective as of the date set forth above the signatures of the parties below, amends the Exclusive Patent License Agreement effective November 1, 2013 for M.I.T. Case No. [**] (the “Agreement”) between the Massachusetts Institute of Technology (“M.I.T.”), a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139, USA and Shire International GmbH (formerly, Shire AG (“COMPANY”), a company organized under the laws of Switzerland having a place of business at Zählerweg 10, 6301 Zug Switzerland. Capitalized terms used herein and not defined shall have the meanings set forth in the Agreement.

WHEREAS, COMPANY and M.I.T. jointly own certain patent rights related to M.I.T. Case No. [**], (the “JOINT PATENT RIGHTS”, further defined below), which at the time of filing listed [**] as the inventors, developed under the RESEARCH AGREEMENT;

WHEREAS, COMPANY desires to obtain an exclusive license to M.I.T.’s interest in the JOINT PATENT RIGHTS;

WHEREAS, COMPANY and M.I.T. desire to amend the Agreement to add the JOINT PATENT RIGHTS to the PATENT RIGHTS included within the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree to modify the Agreement as follows:

1. Section 1.19 of the Agreement shall be deleted in its entirety and replaced with:

1.19 “PATENT CHALLENGE” shall mean a challenge to the validity, patentability, enforceability and/or non-infringement of any of the M.I.T. PATENT RIGHTS (as defined below) or otherwise opposing any of the M.I.T. PATENT RIGHTS during the TERM. For clarity, during prosecution of the JOINT PATENT RIGHTS by COMPANY, COMPANY shall not submits statements regarding the M.I.T. PATENT RIGHTS that distinguish the JOINT PATENT RIGHTS from the M.I.T. PATENT RIGHTS and/or may challenge the validity, patentability, enforceability and/or non-infringement of the M.I.T. PATENT RIGHTS, without first (1) expressly informing M.I.T. of the potential impact of such statements on the validity, patentability, enforceability and/or non-infringement of the M.I.T. PATENT RIGHTS and (2) receiving M.I.T.’s written consent to proceed with such prosecution action(s), such consent not to be unreasonably withheld or delayed. If COMPANY does not provide such notice to M.I.T. and/or proceeds with submitting such statements without M.LT.’s consent, such statements may be deemed a PATENT CHALLENGE.

2. Section 1.20 of the Agreement shall be deleted in its entirety and replaced with:

1.20 “PATENT RIGHTS” shall mean:

(a) the United States and international patents listed on Appendix A;

(b) the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

(c) any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patents and patent applications listed on Appendix A and of such patent and patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

(d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

(e) international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

For clarity, the term PATENT RIGHTS as used in the Agreement shall collectively include the M.I.T. PATENT RIGHTS set forth in APPENDIX A(1) and the JOINT PATENT RIGHTS set forth in APPENDIX A(2).

3. The following sections shall be added to Article 1, “DEFINITIONS”:

1.36 “JOINT PATENT RIGHTS” shall mean any and all PATENT RIGHTS based on M.I.T. Case No. [**], as set forth in APPENDIX A(2), to the extent that there remains at least one (1) COMPANY inventor and at least one (1) M.I.T. inventor, as would be determined in accordance with United States patent law.

1.37 “M.I.T. PATENT RIGHTS” shall mean any and all PATENT RIGHTS based on M.I.T. Case No. [**], as set forth in APPENDIX A(1), which are not jointly owned with COMPANY.

4. APPENDIX A of the Agreement shall be deleted in its entirety and replaced with the following:

APPENDIX A

List of Patent Applications and Patents

(1)	M.I.T. PATENT RIGHTS

I.	United States Patents and Applications

[**]

II.	International (non-U.S.) Patents and Applications

[**]

(2)	JOINT PATENT RIGHTS

I.	United States Patents and Applications

[**]

II.	International (non-U.S.) Patents and Applications

[**]

5. Section 2.5(c), “Sponsor Rights”, shall be deleted in its entirety and replaced with:

(c) Sponsor Rights. The invention underlying the M.I.T. PATENT RIGHTS was based on research supported by Alnylam Pharmaceuticals, Inc. (the “SPONSOR”). COMPANY acknowledges that SPONSOR has been granted a non-exclusive, non-transferable, royalty-free license to practice any invention claimed in the M.I.T. PATENT RIGHTS for internal research purposes and conducted by SPONSOR and/or SPONSOR’S Third Party Collaborators. As used herein, “SPONSOR’S Third Party Collaborators” shall mean one or more third parties that have entered into a bona fide collaboration established by a written agreement with SPONSOR to conduct research activities under a mutual research program wherein the performance of such research activities requires the practice of M.I.T.’s invention.

6. Section 6 of the Agreement shall be deleted in its entirety and replaced with the following:

6. PATENT PROSECUTION

6.1 Responsibility for PATENT RIGHTS.

(a) Responsibility for M.I.T. PATENT RIGHTS. M.I.T. shall prepare, file, prosecute, and maintain the M.I.T. PATENT RIGHTS. COMPANY shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such filing, prosecution and maintenance. M.I.T. shall instruct its patent counsel to copy COMPANY on all patent prosecution documents related to the M.I.T. PATENT RIGHTS during the TERM, and M.I.T. shall consider in good faith any suggestions and comments received from COMPANY with respect to the M.I.T. PATENT RIGHTS.

(b) Responsibility for JOINT PATENT RIGHTS. Responsibility for preparation, filing, prosecution, maintenance, defense and enforcement of the JOINT PATENT RIGHTS will be governed by the joint invention administration agreement (the “JIAA”) executed by the Parties concurrently with this First Amendment to the Agreement.

6.2 International (non-United States) Filings. APPENDIX B is a list of countries in which patent applications corresponding to the United States patent applications included in the M.I.T. PATENT RIGHTS listed in APPENDIX A(1) shall be filed, prosecuted and maintained. APPENDIX B may be amended by mutual agreement of COMPANY and M.I.T.

6.3 Payment of Expenses.

(a) M.I.T. PATENT RIGHTS. Payment of all reasonable fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the M.I.T. PATENT RIGHTS shall be the responsibility of COMPANY and other commercial licensees of the M.I.T. PATENT RIGHTS as they exist from time to time (as used herein a “commercial licensee” shall mean a for-profit entity that has been granted a license under the M.I.T. PATENT RIGHTS to develop and sell products), whether such amounts were incurred before or after the EFFECTIVE DATE. Commencing on the EFFECTIVE DATE, COMPANY shall be responsible for a pro rata share of all such patent related costs. As of the EFFECTIVE DATE, COMPANY’s pro rata share is [**] percent ([**]%) of the total, and M.I.T. has incurred approximately $[**] for such patent related fees and costs. As commercial licensees are added over time, COMPANY’s pro rata share will decrease on a going forward basis only. No credits shall be allowed for payments due prior to each new commercial licensee.

COMPANY shall reimburse all amounts due pursuant to this Section within [**] of invoicing; late payments shall accrue interest pursuant to Section 4.2(c). In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

(b) JOINT PATENT RIGHTS. COMPANY shall be responsible for all fees and costs related to the filing, prosecution and maintenance of the JOINT PATENT RIGHTS, pursuant to the JIAA.

6. In consideration for this amendment to the LICENSE AGREEMENT, COMPANY shall pay to M.I.T. a case addition fee of Fifteen Thousand Dollars ($15,000) upon execution of this First Amendment. This payment is nonrefundable.

7. Except as specifically modified or amended hereby, all other terms of the Agreement are hereby ratified and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized representatives.

The Effective Date of this First Amendment is July 28, 2015.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		SHIRE INTERNATIONAL GMBH

By:	/s/ Lita L. Nelsen	By:	/s/ Ron van [illegible]

Name:	Lita L. Nelsen	Name:	Ron van [illegible]

Title:	Director, Technology Licensing Office	Title:	Proxy holder

SECOND AMENDMENT

This Second Amendment, effective as of the date set forth above the signatures of the parties below (the “Second Amendment Effective Date”), amends the Exclusive Patent License Agreement effective November 1, 2013 for M.I.T. Case No. [**] (the “Agreement”) between the Massachusetts Institute of Technology (“M.I.T.”), a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139, USA and Shire International GmbH (formerly, Shire AG (“COMPANY”), a company organized under the laws of Switzerland having a place of business at Zablerweg 10, 6301 Zug Switzerland. Capitalized terms used herein and not defined shall have the meanings set forth in the Agreement.

WHEREAS, COMPANY notified M.I.T. on December 15, 2016 of its desire to assign the Agreement to RaNA Therapeutics (“RaNA”) in connection with RaNA’s purchase of all or substantially all of COMPANY’s assets to which the Agreement relates; and

WHEREAS, COMPANY desires to modify the diligence provisions of the Agreement in order to bring the Agreement into compliance whereby COMPANY may assign the Agreement to RaNA in accordance with Article 10; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby agree as follows:

(1) Section 3.1, Diligence Requirements, of the Agreement is hereby amended to delete Sections 3.1(d) and 3.1(e) in their entirety and to replace them with the following:

(d) First LICENSED PRODUCT.

[**], COMPANY shall [**].

[**], COMPANY shall [**].

[**], COMPANY shall [**].

[**], COMPANY shall [**].

[**], COMPANY shall [**].

[**], COMPANY shall [**].

Second LICENSED PRODUCT.

[**], COMPANY shall [**].

[**], COMPANY shall [**].

[**], COMPANY shall [**].

[**], COMPANY shall [**].

[**], COMPANY shall [**].

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(2) Section 4.1 (f), Milestone Payments, of the Agreement is hereby amended to add the following new paragraph at the end of the Section:

For the convenience of the parties, in recognition of the value of the PATENT RIGHTS, LIPID PRODUCTS and LICENSED PROCESSES, and the time it takes to develop LICENSED PRODUCTS, in the event that any one of the milestones in above has not been achieved at least once during the TERM for each of a first LICENSED PRODUCT and a second LICENSED PRODUCT (each an “Unmet Milestone”), the obligation to make milestone payments under this Section 4.1(f) for the first achievement of any such Unmet Milestone for each of a first LICENSED PRODUCT and a second LICENSED PRODUCT shall survive expiration and/or termination of this Agreement as specified in Section 12.6(a).

(3) Section 4.1 (c), Running Royalties, of the Agreement is hereby amended to add the following new paragraph at the end of the Section:

For the convenience of the parties, in recognition of the value of the PATENT RIGHTS, LIPID PRODUCTS and LICENSED PROCESSES, and the time it takes to bring LICENSED PRODUCTS to market, notwithstanding and in addition to Section 4.l(f) COMPANY agrees to pay M.I.T. a running royalty of [**] percent ([**]%) of NET SALES for the period commencing at the end of the TERM and ending four (4) years after the end of the TERM. The obligation to pay running royalties on NET SALES under this Section 4.1(c) shall survive expiration and/or termination of this agreement as specified in Section 12.6(a).

(4) Section 12.6(a) of the Agreement is hereby amended to add Sections 4.1(c) and 4.1(f).

(5) Notwithstanding anything to the contrary in Section 2.2(b), COMPANY acknowledges that M.I.T. has received interest from a capable third party with respect to a license under the PATENT RIGHTS to develop and commercialize a LICENSED PRODUCT and/or LICENSED PROCESS for a CODING RNA COMPONENT encoding a CRISPR (Clustered Regularly Interspaced Short Palindromic Repeats) associated endonuclease. At M.I.T.’s written request, COMPANY hereby agrees to enter into good faith sublicense discussions with such third party for the requested PATENT RIGHTS for such LICENSED PRODUCT and/or LICENSED PROCESS, subject to Section 2.2(b).

(6) M.I.T. acknowledges that COMPANY desires to assign the Agreement to RaNA in accordance with Article 10. Upon (i) execution of this Amendment and COMPANY’s payment of all outstanding invoices associated with the Agreement as of the Second Amendment Effective Date, and (ii) execution of the Consent to Assignment appended hereto as Appendix 1, M.I.T. consents to such assignment. Once this Agreement has been assigned, M.I.T. acknowledges that COMPANY also intends to assign the following agreements to RaNA: (a) Letter Agreement between M.I.T. and COMPANY dated June 27, 2016 and (b) Joint Invention Agreement effective July 28, 2015. Upon execution of the Consent to Assignment appended hereto as Appendix 1, M.I.T. consents to such assignment.

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(7) Except as specifically amended hereby, all other terms of the Agreement are hereby ratified and shall continue in full force and effect. The Agreement shall, together with this Second Amendment, be read and construed as a single instrument.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed under seal by their duly authorized representatives.

The Effective Date of this Second Amendment is April 11, 2017.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		SHIRE INTERNATIONAL GMBH

By:	/s/ Lesley Millar-Nicholson	By:	/s/ Renco Lenarca

Name:	Lesley Millar-Nicholson	Name:	Renco Lenarca

Title:	Director Technology Licensing Office	Title:	Proxy Holder

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APPENDIX 1

CONSENT TO ASSIGNMENT

This Consent to Assignment is between Massachusetts Institute of Technology, a Massachusetts corporation, (“M.I.T.”) and Shire International GmbH (formerly, Shire AG (“COMPANY”), a company organized under the laws of Switzerland having a place of business at Zablerweg 10, 6301 Zug Switzerland, (“Assignor”), and RaNA Therapeutics Inc., a Delaware corporation, having a principal place of business at 200 Sidney Street, Suite 310, Cambridge, MA 02139 (“Assignee”).

WHEREAS, M.I.T. and the Assignor have entered into (1) an Exclusive Patent License Agreement dated November 1, 2013, as may have been amended from time to time, (the “Patent License Agreement”), (2) a Letter Agreement between M.I.T. and COMPANY dated June 27, 2016 (the “Letter Agreement”) and (3) a Joint Invention Agreement effective July 28, 2015 (the “Joint Invention Agreement”);

WHEREAS, on or about December 22, 2016, Assignee acquired, a substantial portion of the business of Assignor to which the Patent License Agreement, the Letter Agreement and the Joint Invention Agreement relate;

WHEREAS, in connection with and only upon the consummation of such acquisition, Assignor desires to assign all of its right, title and interest under the Patent License Agreement, the Letter Agreement and the Joint Invention Agreement to Assignee;

WHEREAS, Assignee desires to accept the assignment of the Patent License Agreement, the Letter Agreement and the Joint Invention Agreement, and to assume all rights and obligations of Assignor under the Patent License Agreement, the Letter Agreement and the Joint Invention Agreement; and

WHEREAS, Assignee and Assignor desire to secure the consent of M.I.T. for such assignment of the Patent License Agreement, the Letter Agreement and the Joint Invention Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, and intending to be legally bound hereby, M.I.T., Assignee, and Assignor agree as follows:

1. Consent. Subject to Assignee’s acquisition of a substantial portion of Assignor’s business to which the Patent License Agreement, the Letter Agreement and the Joint Invention Agreement relate, and subject to the terms of this Consent to Assignment, M.I.T. hereby consents to the assignment by Assignor to Assignee of all its right, title and interest under the Patent License Agreement, the Letter Agreement and the Joint Invention Agreement.

(8) Acceptance of Terms and Conditions. Assignee agrees to be bound by the terms and conditions of the Patent License Agreement, the Letter Agreement and the Joint Invention Agreement and to fulfill all of the obligations thereunder. Without limiting the foregoing, Assignee agrees that it is responsible for payment of all amounts due to M.I.T. under the Patent License Agreement as of March 30, 2017, whether such amounts were incurred before or after assignment of the Patent License Agreement hereunder.

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(9) Warranties of Parties. M.I.T. and Assignor hereby represent and warrant that the Patent License Agreement, the Letter Agreement and the Joint Invention Agreement are in full force and effect.

(10) Binding Effect. This Consent to Assignment shall be binding on and inure to the parties hereto, and their respective permitted successors, heirs, or assigns.

(11) Governing Law. This Agreement and any disputes arising hereunder shall be governed by the internal laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Consent to Assignment to be duly executed on the dates set forth below.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By:	/s/ Lesley Millar-Nicholson

Name:	Lesley Millar-Nicholson

Title:	Director Technology Licensing Office

Date:	April 11, 2017

SHIRE INTERNATIONAL GMBH

By:	/s/ Renco Lenarnca

Name:	Renco Lenarnca

Title:	Proxy Holder

Date:	April 04, 2017

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RANA THERAPEUTICS INC.

By:	/s/ Paul Burgess

Name:	Paul Burgess

Title:	General Counsel

Date:	4/11/17

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